VALHI ANNOUNCES QUARTERLY CASH DIVIDEND AND
RESULTS OF ANNUAL STOCKHOLDER MEETING

DALLAS, TEXAS . . . May 26, 2022 . . . Valhi, Inc. (NYSE:  VHI) announced today that its board of directors has declared a regular quarterly dividend of eight cents ($0.08) per share on its common stock, payable on June 23, 2022 to stockholders of record at the close of business on June 6, 2022.

Valhi also announced that at its annual stockholder meeting held on May 26, 2022, its stockholders:

•	elected each of Thomas E. Barry, Loretta J. Feehan, Robert D. Graham, Terri L. Herrington, W. Hayden McIlroy and Mary A. Tidlund as a director for a one year term; and
•	adopted a resolution that approved, on a nonbinding advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2022 annual stockholder meeting.
Following the annual meeting of stockholders, today the Valhi board of directors increased the size of the board from six to eight and elected Kevin B. Kramer and Michael S. Simmons to fill the newly created vacancies.  The board of directors also appointed Mr. Kramer to serve on its audit committee.

Valhi, Inc. is engaged in the chemicals (TiO2), component products (security products and recreational marine components) and real estate management and development industries.

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